Exhibit 99.1

Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $1.01
•	Largest revenue and net income quarter since third quarter 2007; year to date revenues up 37% and already exceed full year 2008 revenues

•	Year to date financial advisory revenues down only 2% despite 46%[1] decline in global completed M&A volume

•	Pre-tax profit margin of 44% for quarter and 39% year to date

•	GHL Acquisition Corp., a special purpose company formed by the Firm, completed its planned acquisition of Iridium Holdings, LLC to form Iridium Communications Inc. (NASDAQ: IRDM), which resulted in the recognition of a large unrealized investment gain by the Firm

•	Recruited a London based Managing Director to join the Firm’s Financing Advisory and Restructuring Group

•	Recruited Senior Advisor for the Firm’s San Francisco office
NEW YORK, October 22, 2009 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $116.3 million and net income of $30.1 million for the quarter ended September 30, 2009. Diluted earnings per share were $1.01 per share for the quarter.
The Firm’s third quarter revenues compare with negative revenues of ($14.9) million for the third quarter of 2008, which represents an increase of $131.2 million. Revenues for the third quarter of 2008 included the reversal of unrealized mark-to-market merchant banking gains recognized in the prior quarter on publicly traded energy investments that resulted from a sharp decline in energy

[1]	Global M&A completed transaction volume for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. Source: Thomson Financial as of October 12, 2009

prices during the quarter. On a year to date basis, revenues for the nine months ended September 30, 2009 were $232.2 million, compared to $169.1 million for the comparable period in 2008, representing an increase of $63.1 million or 37%.
The Firm’s third quarter 2009 net income and diluted earnings per share compare with net loss of $12.2 million, or $0.42 per diluted share, in the third quarter of 2008. On a year to date basis, net income was $54.1 million through September 30, 2009 compared to net income of $36.3 million for the nine months ended September 30, 2008, which represents an increase of $17.8 million or 49%. Diluted earnings per share for the nine months ended September 30, 2009 were $1.83, compared to $1.30 for the same period in 2008, representing an increase of $0.53 per share, or 41%.
The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“We are pleased with our quarterly results, which were strengthened by the investment gain resulting from the successful completion of the acquisition of Iridium Communications by our special purpose acquisition company. In terms of our Advisory business, we view our 2% year to date decline in revenue as a strong accomplishment given the 46% decline in global completed transactions in the year to date period and the significant declines in advisory revenues reported for that period by our large competitors. We agree with the many market participants and observers who have said we may now be seeing the beginning of an upturn in transaction activity, and we are heartened by the important recent transactions on which we have advised as well as by increased strategic dialogue behind the scenes.  Depending on transaction timing, we believe this increased activity is likely to impact our revenue more in 2010 and beyond than in the final quarter of 2009. As overall transaction activity does increase, the fact that we used the financial crisis to nearly double the number of Managing Directors in our Advisory business, as well double our number of offices and substantially increase our industry sector coverage, should position us well to benefit from that activity,” Robert F. Greenhill, Chairman, said.
“We view the success of our special purpose acquisition company (SPAC) in completing its acquisition of Iridium Communications as a major accomplishment relative to the less favorable history of most other SPACs. That completion resulted in a substantial unrealized investment gain for the quarter and a significant stake in Iridium shares and warrants going forward. We will work over a significant period of time to maximize the value of what we believe is an attractive investment in Iridium, but fluctuations in its market value could increase the volatility of our quarterly revenue and earnings until the value of that investment is finally realized. In the fourth quarter to date, Iridium shares have declined, which would, if that value prevailed at the end of the fourth quarter, result in a reversal of a portion of the third quarter investment gain that related to Iridium. Elsewhere in our Merchant Banking business, we also showed investment gains this quarter resulting from increases in market valuations generally. While we believe the funds we manage have performed well relative to their peers and have further upside potential, the timing of the fund lives and their results to date would suggest that we are unlikely in the next few years to achieve the necessary hurdle rates of return to benefit from profit overrides (or carried interest), which in past years have been a major source of Merchant Banking revenue,” Scott L. Bok, Co-Chief Executive Officer, added.
“One of the hallmarks of Greenhill relative to both its larger and smaller competitors has been its focus on containing costs and maximizing returns to our shareholders. With a 39% year to date pre-tax profit margin despite a further sharp decline in transaction activity and year to date revenue that is weak by historic standards, that discipline was evident again this quarter. Depending on advisory transaction timing and the year end market values of our investments, we may end the year with a somewhat higher compensation ratio than we have had historically, but if that does occur our objective will be to revert to our historic compensation ratio as soon as practicable as advisory activity increases,” Simon A. Borrows, Co-Chief Executive Officer, said.
Revenues
Revenues By Source
The following provides a breakdown of total revenues by source for the three month and nine month periods ended September 30, 2009 and 2008, respectively:

	For the Three Months Ended
	September 30, 2009		September 30, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$42.4	36%	$37.0	NM
Merchant banking & other revenues	73.9	64%	(51.9)	NM

Total revenues	$116.3	100%	$(14.9)	100%

	For the Nine Months Ended
	September 30, 2009		September 30, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$153.0	66%	$156.3	92%
Merchant banking & other revenues	79.2	34%	12.8	8%

Total revenues	$232.2	100%	$169.1	100%
Financial Advisory Revenues
Financial advisory revenues were $42.4 million in the third quarter of 2009 compared to $37.0 million in the third quarter of 2008, which represents an increase of 15%. For the nine months ended September 30, 2009, advisory revenues were $153.0 million compared to $156.3 million for the comparable period in 2008, representing a decrease of 2%.

Completed assignments in the third quarter of 2009 included:
•	the acquisition by Barnes & Noble, Inc. of Barnes & Noble College Booksellers, Inc.;

•	the representation of Groupe Aeroplan Inc. on its participation in a credit facility for Air Canada;

•	the acquisition by Laboratory Corporation of America of Monogram Biosciences, Inc.;

•	the representation of Quebecor World Inc in connection with its restructuring under Canada’s Companies’ Creditors Arrangement Act and Chapter 11 of the U.S. Bankruptcy code;

•	the representation of Rexam plc on its rights issue; and

•	the acquisition by Validus Holdings Ltd. of IPC Holdings Ltd.
The increase in our financial advisory fees in the third quarter of 2009 as compared to the same period in 2008 generally reflected an increase in the volume of transaction activity offset in part by a decrease in the scale of the completed assignments.
The Firm recently announced the recruitment of Gareth Davies (former Managing Director at Close Brothers) as Managing Director. Mr. Davies will join our Financing Advisory and Restructuring Group and be based in London.
In addition, the Firm announced in the third quarter the recruitment of Samuel L. Ginn as a Senior Advisor focused on building Greenhill’s advisory relationships with leading companies around the world. Mr. Ginn will work closely with Greenhill’s San Francisco office.
Merchant Banking & Other Revenues
The following table sets forth additional information relating to our merchant banking and other revenues for the three month and nine month periods ended September 30, 2009 and 2008:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(in millions, unaudited)
Management fees	$4.2	$5.1	$13.2	$14.7
Net realized and unrealized gains (losses) on investments in merchant banking funds	4.5	(21.8)	(1.8)	(2.5)
Net realized and unrealized merchant banking profit overrides	(0.7)	(35.5)	(0.3)	(0.9)
Other realized and unrealized investment income (loss)	65.9	(0.5)	67.8	(1.8)
Interest income	0.0	0.8	0.3	3.3

Total merchant banking & other revenues	$73.9	$(51.9)	$79.2	$12.8

The Firm earned $73.9 million in merchant banking and other revenues in the third quarter of 2009 compared to negative ($51.9) million in the third quarter of 2008. During the third quarter of 2009 we announced that GHL Acquisition Corp., the special purpose acquisition company sponsored by the Firm, had completed its acquisition of Iridium Holdings LLC. The combined company has been renamed Iridium Communications Inc. (NASDAQ: IRDM) (“Iridium”).
As a result of the completion of the acquisition of Iridium Holdings LLC by GHL Acquisition Corp. we recognized an unrealized investment gain of approximately $66.0 million during the quarter. Following the planned conversion of the Firm’s convertible note in Iridium Holding LLC, we will own 8,924,016 shares of Iridium common stock and warrants to purchase 4,000,000 additional shares of common stock of Iridium at $11.50 per share, each of which are restricted from sale for one year from the acquisition date (or six months in the case of a registered offering). We also recognized investment gains during the quarter from an increase in the fair market value of investments held through our merchant banking funds.
In the third quarter of 2008 we reversed previously recognized unrealized merchant banking gains and related accrued profit overrides of approximately $53.8 million principally resulting from mark-to-market gains on two publicly traded energy companies which had been recorded in the second quarter of 2008. During the third quarter of 2009 our merchant banking funds (and the Firm) recognized gains from eight of our portfolio companies and recorded losses on two of our portfolio companies.
For the nine months ended September 30, 2009, the Firm earned $79.2 million in merchant banking and other revenues compared to $12.8 million in the nine months ended September 30, 2008, an increase of $66.4 million. The increase in merchant banking and other revenues in the first nine months of 2009 compared with the same period in 2008 resulted primarily from the unrealized gain on the Firm’s investment in Iridium offset by lower interest earned on cash balances and a slight reduction in management fee revenue.
On a year to date basis in 2009, our merchant banking funds (and the Firm) recognized gains from ten of our portfolio companies and recorded losses on nine of our portfolio companies.
At September 30, 2009, the Firm had principal investments of $178.5 million, including our investment in Iridium of $102.7 million, which reflects a 10% discount to market due to certain restrictions on the sale of our Iridium interests. Of that amount, 17% of our investments related to the financial services sector, 8% to the energy sector, 17% to other industry sectors and 58% to the investment in Iridium. We held approximately 96% of our total principal investments in North American companies, with the remainder in European companies. Our investments in merchant banking companies that became publicly traded after we first invested in them, including Iridium, represented 66% of our total principal investments.

In terms of new investment activity in our merchant banking funds, during the third quarter of 2009, our funds invested $5.5 million, 11% of which was Firm capital. In the same period in 2008, our funds invested $106.0 million, 11% of which was Firm capital. On a year to date basis in 2009, our funds invested $14.3 million, 11% of which was Firm capital. In the same period in 2008 our funds invested $134.1 million, 11% of which was Firm capital.
The investment gains or losses in our merchant banking and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
“In addition to the large gain from the Iridium transaction, this quarter saw an improvement in both underlying portfolio company performance and in the values of investments held in our three active merchant banking funds. We have significant funds still available to invest in all three funds, and as the economy and credit markets stabilize we will more aggressively seek opportunities to deploy that capital,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.
Expenses
Operating Expenses
Our total operating expenses for the third quarter of 2009 were $65.0 million, compared to $4.0 million of total operating expenses for the third quarter of 2008. Total operating expenses in the third quarter of 2008 were significantly lower than in the same period in 2009 as a result of a reduction in accrued compensation due to the negative revenue reported in the third quarter of 2008 and is more fully described below. The pre-tax income margin for the quarter ended September 30, 2009 was 44%.
For the nine months ended September 30, 2009, total operating expenses were $141.3 million, compared to $111.0 million of total operating expenses for the same period in 2008. The increase of $30.3 million, or 27%, relates principally to an increase in compensation expense described in more detail below. The pre-tax income margin for the nine months ended September 30, 2009 was 39% compared to 34% for the comparable period in 2008.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(in millions, unaudited)
Employee compensation & benefits expense	$53.2	$(6.6)	$106.8	$77.9
% of revenues	46%	NM	46%	46%
Non-compensation expense	11.8	10.6	34.5	33.1
% of revenues	10%	NM	15%	20%
Total operating expense	65.0	4.0	141.3	111.0
% of revenues	56%	NM	61%	66%
Total income before tax	51.4	(18.9)	90.9	58.2
Pre-tax income margin	44%	NM	39%	34%
“We are pleased with our very modest increase in non-compensation expense, which is up only 4% year to date despite significant recruiting and office expansion,” Richard J. Lieb, Chief Financial Officer, commented.

Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the third quarter of 2009 were $53.2 million, which reflects a 46% ratio of compensation to revenues. This amount compares to negative ($6.6) million for the third quarter of 2008. In the third quarter of 2008 we reversed a portion of the annual bonus accrual recorded earlier in the year consistent with the negative revenues reported in that quarter.
For the nine months ended September 30, 2009 and 2008, the ratio of compensation to revenues remained constant at 46%. Our employee compensation and benefits expenses amounted to $106.8 million for the nine months ended September 30, 2009 compared to $77.9 million of compensation and benefits expenses for the same period in the prior year. The increase of $28.9 million, or 37%, is due to higher revenues in the first nine months of 2009 compared to the same period in the prior year.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $11.8 million in the third quarter of 2009, compared to $10.6 million in the third quarter of 2008, representing an increase of 11%. The increase is principally related to higher professional and recruitment fees offset by lower interest expense due to lower average borrowings outstanding.
For the first nine months of 2009, our non-compensation expenses were $34.5 million, compared to $33.1 million in the first nine months of 2008, representing an increase of 4%. The increase is principally related to higher professional fees, recruitment fees related to the hiring of new personnel, and the absence of foreign currency gains, partially offset by decreased interest expense due to lower average borrowings outstanding and slightly lower borrowing rates.
Non-compensation expenses as a percentage of revenues in the three months ended September 30, 2009 were 10%. Non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2009 were 15% compared to 20% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2009 compared to the same period in the prior year reflects a slightly higher amount of expenses spread over significantly higher revenues.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the third quarter of 2009 was $21.3 million, which reflects an effective tax rate of 41%. This compares to an income tax benefit in the third quarter of 2008 of $6.7 million. The effective tax rate for the third quarter of 2009 is higher than our historical average rate due to a greater proportion of our income being earned in higher tax rate jurisdictions during the period.
For the nine months ended September 30, 2009, the provision for taxes was $36.8 million, which reflects an effective tax rate of 41%. This compares to a provision for taxes for the nine months ended September 30, 2008 of $21.9 million, which reflects an effective tax rate of 38% for the period. The increase in the provision for taxes in the year to date period in 2009 as compared to the same period in 2008 is due to higher pre-tax income and a higher effective tax rate due to a greater proportion of our income being earned in higher tax rate jurisdictions during 2009.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of September 30, 2009, our cash totaled $58.6 million, our investments totaled $178.5 million and we had $33.6 million in short-term debt.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities of $47.6 million as of September 30, 2009. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 16, 2009 to common stockholders of record on December 2, 2009.
Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Tokyo, Chicago, Dallas, Houston, Los Angeles, and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, the level of M&A activity in the market, our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Financial advisory fees	$42,372,024	$37,004,234	$153,028,318	$156,346,539
Merchant banking and other revenues	73,891,141	(52,784,104)	78,845,984	9,475,352
Interest income	19,366	842,371	335,644	3,290,670

Total revenues	116,282,531	(14,937,499)	232,209,946	169,112,561

Expenses
Employee compensation and benefits	53,160,789	(6,645,647)	106,816,575	77,867,522
Occupancy and equipment rental	2,749,011	2,548,104	8,321,841	7,934,040
Depreciation and amortization	906,538	1,174,515	3,338,119	3,426,871
Information services	1,635,444	1,465,913	4,381,438	4,524,917
Professional fees	1,688,432	959,870	4,672,684	3,171,844
Travel related expenses	1,726,584	2,006,562	5,622,752	5,605,677
Interest expense	291,300	858,149	986,904	2,925,490
Other operating expenses	2,761,412	1,582,924	7,163,447	5,490,851

Total expenses	64,919,510	3,950,390	141,303,760	110,947,212

Income (loss) before taxes	51,363,021	(18,887,889)	90,906,186	58,165,349

Provision (benefit) for taxes	21,253,312	(6,708,991)	36,784,688	21,887,838

Consolidated net income (loss)	30,109,709	(12,178,898)	54,121,498	36,277,511

Less: Net income (loss) allocated to non-controlling interests	65,490	(490,443)	(113,644)	(164,667)

Net income (loss) allocated to common shareholders	$30,044,219	$(11,688,455)	$54,235,142	$36,442,178

Average shares outstanding:
Basic	29,662,743	27,893,391	29,589,471	27,944,588
Diluted	29,788,164	27,893,391	29,673,149	28,001,482
Earnings (loss) per share:
Basic	$1.01	$(0.42)	$1.83	$1.30
Diluted	$1.01	$(0.42)	$1.83	$1.30

Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35